SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

THE RYLAND GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE RYLAND GROUP, INC.

24025 Park Sorrento, Suite 400
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on April 21, 2004, at 9:00 a.m., Local Time, for the following purposes:

1.	To elect eleven Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.	To approve The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan.

3.	To consider a proposal from Calvert Asset Management Company (a stockholder) regarding the preparation of a GRI-based sustainability report.

4.	To act upon other business properly brought before the meeting.

     Stockholders of record at the close of business on February 9, 2004 are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Corporation a notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

TIMOTHY J. GECKLE
Secretary

March 10, 2004

PROXY STATEMENT

     The enclosed proxy is being solicited by The Ryland Group, Inc. (the “Corporation”) for use at the Annual Meeting of Stockholders on April 21, 2004. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 10, 2004. The Annual Report of the Corporation for the year ended December 31, 2003, including financial statements and accompanying notes, is enclosed with this Proxy Statement. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of the Corporation a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

     The approval of The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purpose.

     The consideration of a stockholder proposal from Calvert Asset Management Company requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purpose.

     The Corporation will utilize the services of Georgeson Shareholder Communications in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,500, plus expenses. The Corporation may also solicit proxies by mail, personal interview or telephone by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by the Corporation. Arrangements will be made by the Corporation for the forwarding to beneficial owners, at the Corporation’s expense, of soliciting materials by brokerage firms and others.

     Only stockholders of record at the close of business on February 9, 2004 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of the Corporation entitled to vote at the meeting are shares of Common Stock. There were 23,834,495 shares of Common Stock outstanding as of the close of business on February 9, 2004. The Common Stock of the Corporation does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

     All Directors (eleven in number) are nominated for election to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the eleven persons named below.

     Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

     The Board is required under the New York Stock Exchange rules to affirmatively determine the independence of each Director and to disclose such determination in the Proxy Statement for each Annual Meeting of Stockholders of the Corporation. The Board has established Guidelines on Significant Corporate Governance Issues which require independent directors to meet all elements of the New York Stock Exchange listing standards. Based on these guidelines, the Board, at its meeting held on February 25, 2004, has determined that all non-employee Directors (i.e. all except Mr. Dreier) meet the definition of independence.

     The nomination process for Directors is supervised by the Corporation’s Nominating and Governance Committee. The Nominating and Governance Committee’s Charter is available on the Corporation’s Website (http:www.ryland.com) and will be provided to stockholders upon request. The Committee seeks out appropriate candidates to serve as Directors of the Corporation, and the Committee interviews and examines Director candidates and makes recommendations to the Board regarding candidate selection. Once the Committee has selected appropriate candidates for election as a Director, it presents the candidates to the full Board of Directors for election, if the selection has occurred during the course of the year, or for nomination, if the Director is to be elected by the stockholders. Directors are nominated each year for election by the stockholders and are included in the Corporation’s Proxy Statement.

     The Corporation’s Bylaws provide the procedure for stockholders to make Director nominations. A nominating stockholder must give appropriate notice to the Corporation of the nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by the Corporation, then the Corporation must receive the notice of the nomination not later than the close of business on the 10th day following the date the Corporation first mailed the notice or made public disclosure of the meeting. The stockholders’ notice shall set forth, as to

(a)	each person whom the stockholder proposes to nominate for election as a Director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of the Corporation which are beneficially owned, if any, by the person, and

•	any other information relating to the person which is required to be disclosed in solicitations for proxies for the election of Directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended, or any successor act or regulation; and

(b)	the stockholder giving the notice:

•	the name and record address of the stockholder, and

•	the class and number of shares of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the qualifications of such proposed nominee to serve as a Director of the Corporation.

Name, Age and
Year in which
First Elected
a Director	Principal Occupation for Five Prior Years and Other Information
R. Chad Dreier	Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation;
56 (1993)	Director of Occidental Petroleum Corporation.

Daniel T. Bane	Chairman and Chief Executive Officer of Trader Joe’s Company; President of Trader Joe’s West until
56 (2003)	2001; Senior Vice President, Finance and Administration, of Certified Grocers of California, Ltd. until 1998; Chief Financial Officer of Standard Brands Paint Company until 1993; Audit Manager of KPMG Peat Marwick from 1969 until 1978; and Certified Public Accountant.

Leslie M. Frécon	Chief Executive Officer and Founder of LFE Capital; President of L Frécon Enterprises until 2003;
50 (1998)	Director of SimonDelivers.Com, Inc., Associated Packaging Technologies, Inc., M.A. Gedney Company, Inc. and API Outsourcing, Inc.

Roland A. Hernandez	Chairman of the Board of Directors and Chief Executive Officer of Telemundo Group, Inc. until 2000;
46 (2001)	Director of Wal-Mart Stores, Inc., Vail Resorts, Inc. and MGM Mirage.

William L. Jews	President and Chief Executive Officer of CareFirst Blue Cross Blue Shield and Chief Executive
52 (1995)	Officer of Blue Cross Blue Shield of Delaware and Washington, D.C.; Director of Choice Hotels, MBNA and Ecolab, Inc.

Ned Mansour	President of Mattel, Inc. until 2000; President, Corporate Operations, of Mattel, Inc. until 1999;
55 (2000)	Director of Big Lots, Inc.

Robert E. Mellor	Chairman of the Board of Directors, President and Chief Executive Officer of Building Materials
60 (1999)	Holding Corporation; Director of California Chamber of Commerce, Monro Muffler Brake, Inc. and Coeur d’Alene Mines Corporation.

Norman J. Metcalfe	Director of The Tejon Ranch Company (Real Estate Development).
61 (2000)

Charlotte St. Martin	Executive Vice President of Loews Hotels.
58 (1996)

Paul J. Varello	President and Chief Executive Officer of Commonwealth Engineering and Construction; Chairman
60 (1999)	and Chief Executive Officer of American Ref-Fuel Company until 2001.

John O. Wilson	Director of Calpine Corporation.
65 (1987)

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THE NOMINEES REQUIRES A PLURALITY OF THE VOTES CAST WITH A QUORUM PRESENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Corporation, the only beneficial owner of more than five percent of the outstanding shares of Common Stock, as of February 20, 2004, is:

	Amount and Nature
Name and Address	of Beneficial Ownership	Percent of Class
FMR Corp.	1,853,970 (1)	7.8%
82 Devonshire Street Boston, MA 02109

(1)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004, FMR Corp. (“FMR”) has reported that it beneficially owns the number of shares of Common Stock indicated in the table above with additional details as follows: (a) FMR’s wholly-owned subsidiary Fidelity Management and Research Company (“Fidelity”) beneficially owns 1,043,820 shares of Common Stock; (b) FMR’s wholly-owned subsidiary Fidelity Management Trust Company beneficially owns 184,150 shares of Common Stock; and (c) Fidelity International Limited (“FIL”), a related investment adviser, beneficially owns 626,000 shares of Common Stock.

Edward C. Johnson 3d, chairman of FMR, FMR and certain affiliated funds each has sole power to dispose of the shares described above in clause (a), but none of these entities has sole voting power with respect to these shares (which power rests with the boards of trustees of various Fidelity funds). Edward C. Johnson 3d and FMR each has sole power to dispose and direct the vote of the shares described above in clause (b). FIL has sole power to dispose and direct the vote of the shares described above in clause (c).

     The following table sets forth, as of February 9, 2004, the number of shares of Common Stock of the Corporation beneficially owned by the Directors of the Corporation, nominees for Director, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

Number of Shares
Name of Beneficial Owner	Beneficially Owned (1)
R. Chad Dreier	1,121,461
Daniel T. Bane	60
Leslie M. Frécon	35,292
Roland A. Hernandez	30,882
William L. Jews	51,732
Ned Mansour	21,987
Robert E. Mellor	42,853
Norman J. Metcalfe	68,987
Charlotte St. Martin	21,715
Paul J. Varello	13,608
John O. Wilson	2,070
Gordon A. Milne	68,350
Kipling W. Scott	72,846
John M. Garrity	125,769
Daniel G. Schreiner	65,111
Directors and executive officers as a group (21 persons)	2,115,301

(1)	With the exception of Mr. Dreier, no other Director, nominee or executive officer beneficially owns more than 1 percent of the Corporation’s outstanding Common Stock. Mr. Dreier beneficially owns 4.7 percent of the outstanding Common Stock of the Corporation. Directors, nominees and executive officers as a group beneficially own 8.9 percent of the outstanding Common Stock of the Corporation. All of the shares in the table are owned individually with sole voting and sole dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 9, 2004, as follows: Mr. Dreier, 820,000 shares; Ms. Frécon, 30,000 shares; Mr. Hernandez, 30,000 shares; Mr. Jews, 44,000 shares; Mr. Mansour, 15,000 shares; Mr. Mellor, 34,000 shares; Mr. Metcalfe, 40,000 shares; Ms. St. Martin, 20,000 shares; Mr. Varello, 10,000 shares; Mr. Milne, 34,950 shares; Mr. Scott, 38,250 shares; Mr. Garrity, 76,600 shares; Mr. Schreiner, 48,400 shares; and Directors and executive officers as a group, 1,484,450 shares.

Includes shares represented by restricted stock units as follows: Mr. Dreier, 188,000 shares; Mr. Milne, 20,200 shares; Mr. Scott, 20,200 shares; Mr. Garrity, 20,200 shares; and Mr. Schreiner, 10,100 shares; and Directors and executive officers as a group, 319,300 shares.

Includes shares of Common Stock which have been allocated to participants’ accounts under the Corporation’s Retirement Savings Opportunity Plan as follows: Mr. Dreier, 1,461 shares; Mr. Scott, 1,204 shares; Mr. Garrity, 1,215 shares; and Directors and executive officers as a group, 10,940 shares.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 2003, the Board of Directors held five meetings. All Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2003. The Board of Directors of the Corporation has Audit, Compensation, Finance and Nominating and Governance Committees.

     The Audit Committee of the Board of Directors is composed of Directors Bane, Frécon, Hernandez, Mansour, Varello and Wilson. The Audit Committee reviews the Corporation’s financial statements and reports, the audit services provided by the Corporation’s independent public accountants and the reports of the Corporation’s internal auditors. During 2003, five meetings of the Audit Committee were held. Please review the Audit Committee Report contained in this Proxy Statement on page 6.

     The Compensation Committee of the Board of Directors determines and approves the Corporation’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of the Corporation, including awards and distributions under the Corporation’s compensation plans. Directors Jews, Mellor, Metcalfe and St. Martin serve as its members. During 2003, the Compensation Committee held four meetings. Please review the 2003 Compensation Committee Report on Executive Compensation contained in this Proxy Statement on page 8.

     The Finance Committee of the Board of Directors is composed of Directors Frécon, Hernandez, Mellor, Metcalfe and Wilson. The Finance Committee reviews and monitors the financial plans and capital structure of the Corporation. There were two meetings of the Finance Committee during 2003.

     The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s Committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Mansour, St. Martin and Varello are the members of the Nominating and Governance Committee, which held three meetings during 2003. The Nominating and Governance Committee will consider nominees suggested by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of the Corporation by the deadline indicated in the Corporation’s Bylaws and described in this Proxy Statement in the section entitled “Stockholders’ Proposals and Communications with Directors” on page 21, and should identify the nominee by name and provide information about the nominee’s background and experience.

     As required by the rules of the NYSE, the Board of Directors has held, and will continue to hold, regularly scheduled executive sessions of the non-management directors. The Chairperson of the Nominating and Governance Committee, which is currently Mr. Jews, presides at these independent sessions.

     The Board of Directors has adopted a Code of Business Ethics which is applicable to both the Board of Directors and executive officers of the Corporation. This Code is available on the Corporation’s Website (http:www.ryland.com) and will be provided to stockholders upon request.

COMPENSATION OF DIRECTORS

     Each Director who is not an employee receives an annual fee of $45,000; half of this amount is paid in cash and half is paid in the Corporation’s Common Stock. Each non-employee Director is paid an additional $1,500 in cash for each meeting attended of the Board of Directors and of Committees of the Board of Directors, with the exception of the Committee Chairperson who is paid $2,000 in cash plus an annual Chairperson fee of $2,500. A Director may elect to have all or any part of their fees deferred under the Corporation’s Executive and Director Deferred Compensation Plan. Under this Plan, amounts elected to be deferred are not included in a Director’s gross income for income tax purposes until actually distributed to the Director. Directors who are employees of the Corporation do not receive additional compensation for service on the Board of Directors. During 2003, the Corporation donated $20,000 for each Director to charitable organizations on behalf of, and as designated by, each individual Director.

     The Corporation maintains a Non-Employee Director Equity Plan pursuant to which non-employee Directors receive stock options. On December 31, 2003, the Corporation granted each non-employee Director an option to purchase 10,000 shares of Common Stock at an exercise price of $88.64 per share with the exception of Mr. Bane, who received an initial option to purchase 20,000 shares of Common Stock at an exercise price of $88.64 per share. The exercise price was the market price of the Common Stock on the date of grant. Stock options fully vest and become exercisable six months after the date of grant. Options are not exercisable after 10 years from the date of grant or three years after the date of termination of service on the Board of Directors.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which the Corporation’s Common Stock is listed. The Board of Directors has determined that Mr. Bane, a member of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K under the Securities Act of 1933. Mr. Hernandez, a member of the Audit Committee, serves on the audit committee of four public corporations. The Board of Directors has determined that Mr. Hernandez’s simultaneous service on the audit committees of four public corporations will not impair his ability to serve effectively on the Corporation’s Audit Committee.

     The Board of Directors has adopted and approved a written charter for the Audit Committee, which is attached as Appendix A to this Proxy Statement for the 2004 Annual Meeting of Stockholders. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, as well as the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Committee has discussed with the internal and independent auditors, with and without management present, the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. The Committee received from the independent auditors written disclosures regarding the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee has also approved the selection of Ernst & Young LLP as the Corporation’s independent auditors for 2004. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders on April 21, 2004 with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions. The Audit Committee considered whether the provision by Ernst & Young LLP of the services entitled “all other fees” as discussed below is compatible with maintaining Ernst & Young LLP’s independence.

     For the fiscal years ended December 31, 2003 and 2002 professional services were performed by Ernst & Young LLP.

     Audit and Audit-Related Fees aggregated $736,000 and $599,000 for the fiscal years ended December 31, 2003 and 2002, respectively, and were composed of the following:

     Audit Fees: The aggregate fees billed for the audit of the annual financial statements for the fiscal years ended December 31, 2003 and 2002, for reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed with the SEC were $514,000 for 2003 and $449,000 for 2002.

     Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2003 and 2002 were $222,000 and $150,000, respectively. These fees relate to assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Corporation’s financial statements. These services include: employee benefit plan audits, attest services that are not required by statute or regulation, internal control reviews and consultations concerning financial accounting/reporting matters.

     Tax Fees: The aggregate fees billed for tax services for the fiscal years ended December 31, 2003 and 2002 were $51,000 and $84,200, respectively. These fees relate to professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include assistance with state tax planning initiatives and consultation on Federal tax planning issues.

     All Other Fees: No other fees were paid to Ernst & Young LLP in either fiscal year 2003 or fiscal year 2002.

     The Audit Committee annually approves each year’s engagement for audit services in advance. The Committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any such fees pre-approved in this manner shall be reported to the Audit Committee at its next scheduled meeting. All services described above were pre-approved by the Audit Committee in fiscal 2003.

Audit Committee of the Board of Directors
Daniel T. Bane
Leslie M. Frécon
Roland A. Hernandez
Ned Mansour
Paul J. Varello
John O. Wilson

March 10, 2004

2003 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of four independent, non-employee directors. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The Compensation Committee also reviews and approves all salary arrangements and other compensation for executive officers, including the Chief Executive Officer, evaluates executive performance and considers related matters.

     The Corporation’s mission is to be a leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, the Corporation is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders’ equity. The Compensation Committee is committed to implementing a compensation program which furthers the Corporation’s mission. This program adheres to the following compensation policies which are intended to facilitate the achievement of the Corporation’s business strategies:

•	All executive officers’, including the Chief Executive Officer’s, compensation programs should emphasize the relationship between pay and performance by including variable, at-risk compensation that is dependent upon the level of success in meeting specified financial and operational goals.

•	A portion of total compensation should be comprised of equity-based pay opportunities. Encouraging a personal proprietary interest provides a close identification with the Corporation and aligns executive officers’ interests with those of stockholders. This policy promotes a continuing focus on building profitability and stockholder value.

•	Compensation opportunities should enhance the Corporation’s ability to attract, retain and encourage the development of knowledgeable and experienced executives.

Components of Compensation

     The Compensation Committee relates total compensation levels for the Corporation’s Chief Executive Officer and other executive officers to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies, which include many of the same companies within the Dow/Home Construction Index in the Performance Graph included in this Proxy Statement on page 15. However, the Compensation Committee believes that the Corporation’s competitors for executive talent also include other companies not included in this Index. Therefore, the Committee reviews general industry survey data on companies of comparable revenue size.

     The key elements of the Corporation’s executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive’s total compensation package.

Base Salary

     The Compensation Committee regularly reviews each executive’s base salary. Base salaries are targeted at median competitive levels and are adjusted by the Compensation Committee to recognize varying levels of responsibility, experience and breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on the Compensation Committee’s judgment of sustained levels of individual contribution to the Corporation.

     In accordance with his Employment Agreement dated July 1, 2002, Mr. Dreier, Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation, receives a base annual salary of $1,000,000.

Annual Incentives

     The Senior Executive Performance Plan promotes the Corporation’s pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses that are based on the profitability of the Corporation and its business units. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.

     Bonus opportunities are set at median competitive levels for the peer group of companies. The various bonus plans are designed to incent and reward above-average performance from the executives and their business units.

     Under the terms of his Employment Agreement dated July 1, 2002, Mr. Dreier is eligible for an annual cash bonus equal to 2 percent of the consolidated pretax income of the Corporation, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in the Corporation’s financial statements. Mr. Dreier earned an annual cash bonus of $8,241,314 for 2003.

     Eligible executives on the corporate staff receive bonuses based upon a percentage of the consolidated pretax income of the Corporation, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in the Corporation’s financial statements. Executives in the Corporation’s homebuilding and mortgage operations receive bonuses based on a percentage of the pretax earnings of their business units, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in the Corporation’s financial statements.

Long-Term Incentives

     In keeping with the Corporation’s commitment to provide a total compensation package which includes at-risk components, long-term incentive compensation comprises a significant portion of the value of an executive’s total compensation package.

     When awarding long-term incentives, the Compensation Committee considers an executive’s level of responsibility, prior compensation experience, historical award data, individual performance criteria and the compensation practices at peer group companies. Long-term incentive awards are in the form of stock options, restricted stock units, Common Stock and cash.

     Stock Options and Restricted Stock Units

     Stock options are granted at an option price which is the fair market value of the Corporation’s Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. Restricted stock units may be periodically awarded to executive officers with restrictions on vesting and payout. The value of the restricted stock units is dependent on the value of the Corporation’s Common Stock and is, therefore, tied to the interest of stockholders. The size of the award can be adjusted based on individual factors and historical award data.

     The Ryland Group (TRG) Incentive Plan

     The TRG Incentive Plan provides for awards based on the Corporation’s financial performance. Each year, the Compensation Committee establishes target award levels for each executive officer based on a percentage of the executive’s base salary. Executives can earn cash or Common Stock awards based on the extent to which pre-established financial goals are achieved by the Corporation. Awards are payable in cash or Common Stock with vesting occurring over three years.

     The Compensation Committee believes that the TRG Incentive Plan provides executives with an immediate link to the interest of stockholders, focuses them on company-wide performance and provides incentives that are longer-term than annual bonuses but less remote than retirement benefits. The Compensation Committee believes that the TRG Incentive Plan will enhance the Corporation’s ability to maintain a stable executive team focused on the Corporation’s long-term success.

     For 2003, the Compensation Committee designated return on stockholders’ equity as the performance measure for the TRG Incentive Plan. Based on the Corporation’s average return on stockholders’ equity for the 3-year period from 2001 to 2003, which exceeded the targeted average return on stockholders’ equity, the Compensation Committee determined that the TRG Incentive Plan awards for 2003 were 255.68 percent of the target award value. A target award value for 2003 of 150 percent of base salary was established by the Compensation Committee for Mr. Dreier. Based on the Corporation’s performance in 2003, which exceeded the targeted return on equity performance measure, Mr. Dreier received a TRG Incentive Plan award of $3,835,200.

Retirement Plans

     The Corporation provides executives with the ability to accumulate retirement assets through defined contribution plans. Executive officers participate in the Corporation’s Retirement Savings Opportunity Plan up to the statutory limits and receive corresponding Company-matching contributions. Because of these statutory limits, the Corporation also offers executive officers the ability to defer additional pay and to receive corresponding Company-matching contributions through the Executive and Director Deferred Compensation Plan. Mr. Dreier and the executive officers of the Corporation are entitled to payments under the Corporation’s Supplemental Executive Retirement Plan and Senior Executive Supplemental Retirement Plan, which are defined benefit retirement plans.

Policy with Respect to the $1 Million Deduction Limit

     It is the policy of the Compensation Committee to continually evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Internal Revenue Code Section 162(m), as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of the Corporation and its stockholders which may not qualify for tax deductibility. The stockholders of the Corporation at the 2003 Annual Meeting of Stockholders approved The Ryland Group, Inc. Senior Executive Performance Plan, an amendment to the TRG Incentive Plan and a Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense.

Conclusion

     The Compensation Committee believes these executive compensation policies and programs serve the interests of the stockholders and the Corporation effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation’s overall future success, thereby enhancing the value of the Corporation for the stockholders’ benefit.

     The Compensation Committee will continue to monitor the effectiveness of the Corporation’s total compensation program to meet the current and future needs of the Corporation. The Compensation Committee’s charter is available on the Corporation’s Website (http:www.ryland.com) and will be provided to stockholders upon request.

Compensation Committee of the Board of Directors
William L. Jews
Robert E. Mellor
Norman J. Metcalfe
Charlotte St. Martin

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
					Awards
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus (a)	Compensation (b)	Awards (c)	Options	Compensation(d)
Mr. Dreier - Chairman of the Board of Directors,	2003	$1,000,000	$9,568,271	$2,340,577	$0	0	$5,265,128
President and Chief Executive Officer	2002	$875,000	$6,350,717	$4,613,038	$12,149,500	0	$2,172,961
of The Ryland Group, Inc.	2001	$750,000	$3,920,091	$1,415,224	$0	0	$1,495,240
Mr. Milne - Executive Vice President and	2003	$450,000	$1,681,344	$456,948	$0	30,000	$1,094,495
Chief Financial Officer of	2002	$375,000	$840,238	$325,295	$887,000	0	$535,492
The Ryland Group, Inc.	2001	$325,000	$534,799	$25,704	$553,900	0	$380,251
Mr. Scott - Executive Vice President of	2003	$390,769	$3,400,003	$390,794	$0	25,000	$1,033,129
The Ryland Group Inc.;	2002	$315,000	$2,073,060	$214,411	$887,000	0	$493,316
President of the North Central	2001	$300,000	$1,612,807	$0	$553,900	0	$408,164
Region of Ryland Homes
Mr. Garrity - Senior Vice President of	2003	$330,000	$1,894,588	$362,900	$0	20,000	$925,458
The Ryland Group, Inc.;	2002	$310,000	$1,507,466	$198,827	$887,000	0	$477,745
President of the Southeast	2001	$300,000	$1,375,600	$0	$553,900	0	$418,710
Region of Ryland Homes
Mr. Schreiner - Senior Vice President of	2003	$270,000	$2,300,115	$228,356	$0	15,000	$633,905
The Ryland Group, Inc.;	2002	$250,000	$1,712,619	$125,292	$443,500	0	$359,511
President of Ryland Mortgage Company	2001	$240,000	$1,366,920	$0	$276,950	0	$288,040

(a)	Includes bonuses and earnings for 2003, 2002 and 2001, which were paid in 2004, 2003 and 2002, respectively. Includes for 2003, 2002 and 2001, the dollar value of the initial vested portion of awards under the TRG Incentive Plan as follows: Mr. Dreier 2003 - $1,278,272, 2002 - $876,152, 2001 - $609,179; Mr. Milne 2003 - $421,830, 2002 - $191,658, 2001 - $153,987; Mr. Scott 2003 - $340,873, 2002 - $183,992, 2001 - $162,448; Mr. Garrity 2003 - $281,220, 2002 - $181,071, 2001 - $162,448; Mr. Schreiner 2003 - $207,080, 2002 - $127,772, 2001 - $113,713.

(b)	Includes the gross-up adjustment for taxes on relocation reimbursements as follows: Mr. Milne 2002 - $74,712, 2001 - $25,704. Also includes Medicare taxes and gross-up adjustments paid for vested restricted stock units and the split dollar life insurance plan as follows: Mr. Dreier 2003 - $2,250,408, 2002 - $4,525,428, 2001 - $1,343,638; Mr. Milne 2003 - $456,948, 2002 - $250,583; Mr. Scott 2003 - $390,794, 2002 - $214,411; Mr. Garrity 2003 - $362,900, 2002 - $198,827; Mr. Schreiner 2003 - $228,356, 2002 - $125,292; and the personal health and services allowance and medical and fitness reimbursement paid to Mr. Dreier as follows: 2003 - $90,169, 2002 - $87,610, 2001 - $71,586.

(c)	Mr. Dreier was awarded 235,000 restricted stock units in 2002. The value of the restricted stock units, which is included as 2002 compensation, is based on the $51.70 closing price of the Corporation’s Common Stock on the date of grant. The units vest and shares of Common Stock are delivered to Mr. Dreier in five annual installments of 47,000 each on May 1, 2003 and February 15, 2004, 2005, 2006 and 2007, subject to performance criteria as established pursuant to the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan.

Mr. Dreier is entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock. At December 31, 2003, the number and value of restricted stock units held by Mr. Dreier was 188,000 units at a value of $16,664,320.

Messrs. Milne, Scott and Garrity were each awarded 20,000 restricted stock units and Mr. Schreiner was awarded 10,000 restricted stock units by the Corporation in 2001. The value of the restricted stock units, which is included in 2001 compensation, is based on the $27.70 closing price of the Corporation’s Common Stock on the date of grant. The units vest and shares of Common Stock are delivered in three annual installments of 6,600 shares on March 15, 2002, 6,600 shares on March 15, 2003, and 6,800 shares on March 15, 2004 for each of Messrs. Milne, Scott and Garrity, and three annual installments of 3,300 shares on March 15, 2002, 3,300 shares on March 15, 2003, and 3,400 shares on March 15, 2004 for Mr. Schreiner.

Messrs. Milne, Scott and Garrity were each awarded 20,000 restricted stock units and Mr. Schreiner was awarded 10,000 restricted stock units by the Corporation in 2002. The value of the restricted stock units, which is included in 2002 compensation, is based on the $44.35 closing price of the Corporation’s Common Stock on the date of grant. The units vest and shares of Common Stock are delivered in three annual installments of 6,600 shares on March 15, 2003, 6,600 shares on March 15, 2004 and 6,800 shares on March 15, 2005 for each of Messrs. Milne, Scott and Garrity, and three annual installments of 3,300 shares on March 15, 2003, 3,300 shares on March 15, 2004 and 3,400 shares on March 15, 2005 for Mr. Schreiner.

Messrs. Milne, Scott, Garrity and Schreiner are entitled to all regular quarterly dividends equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock. At December 31, 2003, the number and value of restricted stock units held by each of Messrs. Milne, Scott and Garrity was 20,200 units at a value of $1,790,528 each and the number and value of restricted stock units held by Mr. Schreiner was 10,100 units at a value of $895,264.

(d)	Includes the Corporation’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan: Mr. Dreier 2003 - $392,074, 2002 - $233,097, 2001 - $146,074; Mr. Milne 2003 - $65,402, 2002 - $44,599, 2001 - $31,995; Mr. Scott 2003 - $137,335, 2002 - $105,171, 2001 - $69,249; Mr. Garrity 2003 - $99,449, 2002 - $90,639, 2001 - $78,590; and Mr. Schreiner 2003 - $111,576, 2002 - $89,442, 2001 - $48,840; the value of term life insurance received under the Corporation’s split dollar life insurance plan: Mr. Dreier 2003 - $53,249, 2002 - $19,558, 2001 - $14,897; Mr. Milne 2003 - $4,142, 2002 - $2,139, 2001 - $1,604; Mr. Scott 2003 - $3,351, 2002 - $3,037, 2001 - $2,529; Mr. Garrity 2003 - $7,665, 2002 - $7,841, 2001 - $3,734; and Mr. Schreiner 2003 - $2,089, 2002 - $1,599, 2001 - $1,225; deferred cash and earnings under the TRG Incentive Plan: Mr. Dreier 2003 - $2,659,095, 2002 - $1,822,519, 2001 - $1,278,183; Mr. Milne 2003 - $867,214; 2002 - $400,629, 2001 - $317,277; Mr. Scott 2003 - $704,915, 2002 - $385,107, 2001 - $336,386; Mr. Garrity 2003 - $585,366, 2002 - $379,265, 2001 - $336,386; and Mr. Schreiner 2003 - $430,489, 2002 - $268,470, 2001 - $237,975; payments related to the Corporation’s former split dollar life insurance plan; Mr. Dreier 2003 - $2,057,769; Mr. Milne 2003 - $157,736; Mr. Scott 2003 - $187,528; Mr. Garrity 2003 - $232,978; and Mr. Schreiner 2003 - $89,751; amounts related to use of corporate aircraft: Mr. Dreier 2003 - $102,942, 2002 - $97,787, 2001 - $56,086; and reimbursements for relocation expenses: Mr. Milne 2002 - $88,125, 2001 - $29,375.

STOCK OPTION GRANTS IN 2003

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
	Number of Securities	Percent of Total			of 10 Year Option Plan
	Underlying	Options Granted to	Exercise Price	Expiration
Name	Options Granted (a)	Employees in 2003	($/Share)	Date	5%	10%
Mr. Milne	30,000	16.22%	$41.9800	02/26/13	$792,030	$2,007,159
Mr. Scott	25,000	13.51%	$41.9800	02/26/13	$660,025	$1,672,633
Mr. Garrity	20,000	10.81%	$41.9800	02/26/13	$528,020	$1,338,106
Mr. Schreiner	15,000	8.11%	$41.9800	02/26/13	$396,015	$1,003,580

(a)	These stock options vest annually over three years in installments of 33, 33 and 34 percent of the number of stock options granted beginning on the first anniversary date of the grant date.

AGGREGATED STOCK OPTION EXERCISES IN 2003
AND YEAR-END STOCK OPTION VALUES

			Number of Securities Underlying		Value of Unexercised In-the-
	Shares Acquired	Value	Unexercised Options at Year End		Money Options at Year End
Name	on Exercise	Realized (a)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Dreier	120,000	$6,395,988	850,000	—	$67,269,200	$—
Mr. Milne	13,600	$1,042,331	25,050	30,000	$1,956,771	$1,399,800
Mr. Scott	30,000	$1,470,909	30,000	25,000	$2,298,400	$1,166,500
Mr. Garrity	40,000	$2,037,660	70,000	20,000	$5,440,800	$933,200
Mr. Schreiner	16,750	$1,045,194	43,450	15,000	$3,311,736	$699,900

(a)	“Value Realized” is equal to market price at exercise less exercise price.

EQUITY COMPENSATION PLAN INFORMATION

			Number of Securities remaining
	Number of securities to be issued	Weighted-Average exercise	available for future issuance under
	upon exercise of outstanding	price of outstanding options,	equity compensation plans (excluding
Plan Category	options, warrants and rights	warrants and rights	securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	3,325,738	$26.21	946,892
Equity compensation plans not approved by stockholders (1)	0	$0	0

(1)	The Corporation does not have any equity compensation plans that have not been approved by stockholders.

EMPLOYMENT AGREEMENTS

     On July 1, 2002, the Corporation entered into an Employment Agreement with Mr. Dreier for a period extending until December 30, 2007. The Agreement provides for one-year extensions subject to a right of termination upon notice at least 180 days prior to the end of the Agreement’s term. In the event of a “change of control” of the Corporation, the term of Mr. Dreier’s Employment Agreement could be extended for up to 3 years. Under the Agreement, Mr. Dreier will receive a base salary of $1,000,000 per year and is eligible for an annual cash bonus equal to 2 percent of the adjusted consolidated pretax income of the Corporation, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and other non-recurring or unusual expenses or charges. In addition, Mr. Dreier is entitled to participate in the TRG Incentive Plan, with a target performance award equal to 150 percent of his base salary. Mr. Dreier also received an award of 235,000 restricted stock units that vest and are paid in the amount of 47,000 shares of Common Stock on each of May 1, 2003 and February 15, 2004, 2005, 2006, and 2007, subject to performance criteria related to the Corporation’s return on stockholders’ equity as established pursuant to the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan. This award of restricted stock units also includes payment of an amount equal to the applicable federal and state income and Medicare taxes related to the vesting of the restricted stock units, and of dividend equivalent payments with respect to the unvested stock units as of each dividend payment date.

     If Mr. Dreier’s employment is terminated without “cause” or if he resigns “for good reason,” Mr. Dreier receives salary and benefits for the remaining term of the Agreement or 24 months, whichever is greater, a bonus payment equal to the bonus paid or payable in the fiscal year prior to termination multiplied by the remaining number of years that end within the term of the Employment Agreement, a payment of all vested benefits and awards, and accelerated vesting under benefit and equity plans of the Corporation. In the event of a termination of Mr. Dreier’s employment within 3 years of a “change of control” of the Corporation, he receives a cash payment equal to 3 times his highest annual salary and bonus, accelerated vesting under benefit and equity plans of the Corporation, 3 years of continued receipt of his current benefits, as well as relocation and outplacement assistance. If any payment under the Employment Agreement would subject Mr. Dreier to an excise tax liability, the Corporation shall pay Mr. Dreier an additional amount sufficient to cover such tax liability.

     The Employment Agreement also provides for payments to Mr. Dreier under a Supplemental Executive Retirement Plan within 60 days of the later of January 1, 2008 or Mr. Dreier’s retirement from employment with the Corporation (the SERP Benefit). The SERP Benefit vests at a rate of 20 percent per year on each of December 30, 2003, 2004, 2005, 2006 and 2007, unless accelerated as a result of a “change of control” or termination of employment without cause. The SERP Benefit will be paid at the election of Mr. Dreier as either an annual payment of $2,400,000 for a period of 15 years or a lump sum payment in the amount of the present value of the SERP Benefit calculated using an 8 percent discount rate. The Corporation is obligated to set aside amounts necessary to fund, and immediately prior to any “change of control” the Corporation must fully fund, the SERP Benefit. At the time that Mr. Dreier is eligible to receive the SERP Benefit, Mr. Dreier and his spouse are provided with an Executive Retirement Health Insurance Program for a period of 15 years which shall provide the same continued coverage and benefits as the Corporation’s executive health insurance program in which Mr. Dreier participated prior to his retirement or termination of employment with the Corporation.

     On July 1, 2003, the Corporation established a Senior Executive Supplemental Retirement Plan for the executive officers of the Corporation, including Messrs. Milne, Scott, Garrity and Schreiner. The Senior Executive Supplemental Retirement Plan provides for payments within 60 days of the participant’s 60th birthday (the “Senior Executive SERP Benefit”). The Senior Executive SERP Benefit vests at a rate of 20 percent per year on each anniversary date of commencement of participation in the Senior Executive Supplemental Retirement Plan, unless accelerated as a result of a “change-in-control” or termination of employment without cause. The Senior Executive SERP Benefit will be paid at the election of the participants as either an annual payment of $150,000 for a period of 15 years or a lump sum payment in the amount of the present value of the Senior Executive SERP Benefit calculated using an 8 percent discount rate. The Corporation is obligated to set aside amounts necessary to fund, and immediately prior to any “change-in-control” the Corporation must fully fund, the Senior Executive SERP Benefit.

     The Corporation has Senior Executive Severance Agreements pursuant to which, upon termination of employment within 3 years of a “change-in-control” of the Corporation, the executive officers of the Corporation, including Messrs. Milne, Scott, Garrity and Schreiner receive a cash payment equal to 2 times the highest annual compensation paid during the 3 years prior to termination, accelerated vesting under benefit and equity plans of the Corporation, and relocation and outplacement assistance. They are also entitled to receive medical and other benefits for 2 years.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK
(Stock Price Appreciation Plus Dividends)

     This chart graphs the Corporation’s performance in the form of cumulative total return to stockholders during the previous five years in comparison to the Standard and Poor’s 500 Index and the Dow/Home Construction Index. The Dow/Home Construction Index includes the following companies: Beazer Homes USA, Inc.; Centex Corporation; Champion Enterprises, Inc.; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home Corporation; Lennar Corporation; M.D.C. Holdings, Inc.; NVR, Inc.; Pulte Homes, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc.

$650
$600
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
(a)
1999
2000
2001
2002
2003
Year Ended December 31
The Ryland Group, Inc.
Standard and Poor's 500
Dow/Home Construction

(a)	Assumes that the value of the Common Stock of the Corporation and the Indices were $100 on January 1, 1999, and that all dividends were reinvested.

PROPOSAL NO. 2
PROPOSAL TO APPROVE THE RYLAND GROUP, INC.
2004 NON-EMPLOYEE DIRECTOR EQUITY PLAN

     The Board of Directors proposes that the stockholders of the Corporation approve the Corporation’s adoption of The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan (the Plan). If approved, shares of the Corporation’s Common Stock will be made available for purchase under the Plan by eligible non-employee Directors. The following is a summary of the Plan as proposed for approval. This summary is qualified in its entirety by reference to the full text of the Plan which appears as Exhibit A to this Proxy Statement.

     Summary of Plan Terms

     Purpose and Types of Awards: The Plan’s purpose is to advance the interests of the Corporation and its stockholders by encouraging increased Common Stock ownership by the Directors. The Plan provides for automatic grants of nonstatutory stock options to Directors on December 31st of each year. The Plan will replace the 2000 Non-Employee Director Equity Plan (the “Predecessor Plan”). If the stockholders approve the Plan, the Corporation will not grant future options under the Predecessor Plan.

     Shares Available Under the Plan: The Plan authorizes the issuance of 500,000 shares of Common Stock, plus the remaining 176,600 shares that will be carried over from the Predecessor Plan. Appropriate adjustments will be made to this authorization to reflect any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, business combination, warrants or rights offering to purchase Common Stock at a price below market price, or other similar change affecting the Corporation’s Common Stock. Such adjustments will be made in the maximum number and kind of shares subject to the Plan, outstanding stock options and subsequent grants of stock options, and in the exercise price of outstanding stock options. The shares available for purchase under the Plan will come from authorized but unissued shares of Common Stock.

     Administration: The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to construe the Plan, determine all questions arising under the Plan, and adopt and amend rules and regulations for the administration of the Plan. The Compensation Committee, however, has no discretion with respect to the eligibility or selection of Directors to receive stock options, or the amount, timing and exercise price of the options. Decisions of the Compensation Committee on the administration of the Plan are final and conclusive.

     Eligibility to Participate: All members of the Board of Directors who are not employees of the Corporation will participate in the Plan. As of March 10, 2004, ten Directors are eligible to participate in the Plan.

     Stock Option Grants: If the stockholders approve the Plan, then on December 31, 2004, and on each December 31st thereafter during the term of the Plan, each non-employee Director first elected to the Board of Directors during that calendar year will receive an initial option to purchase 20,000 shares of Common Stock, and each other non-employee Director serving on the Board of Directors will receive an option to purchase 10,000 shares of Common Stock. The stock options will fully vest and become exercisable six months after their grant date. Once vested, stock options are exercisable at any time prior to the tenth anniversary of their grant date unless the Director terminates service on the Board of Directors for any reason. Upon termination of service on the Board of Directors, all stock options become fully vested, immediately exercisable and expire three years after the date of termination regardless of their stated expiration dates.

     Exercise Price: The exercise price of all stock options granted under the Plan will be equal to the market price of the Common Stock on the grant date. On March 1, 2004, the last reported sale price per share of Common Stock, as quoted on the New York Stock Exchange, was $88.72. The option exercise price may be paid in the following ways: (1) in cash or check; (2) in shares of Common Stock of the Corporation (including shares issued upon exercise of the stock option); (3) by a broker-assisted cashless exercise; or (4) by any combination of the foregoing methods.

     Amendment and Termination: The Compensation Committee may amend, suspend or terminate the Plan or any portion of it at any time without further action of the stockholders except to the extent required by applicable law or the New York Stock Exchange. If not sooner terminated by the Compensation Committee, the Plan will terminate on January 1, 2014.

     Plan Benefits

     The following table provides information regarding stock options that will be granted under the Plan on December 31, 2004, assuming all nominees for Director are approved by the stockholders and are serving on the Board of Directors on that date.

NEW PLAN BENEFITS TABLE
PLAN NAME: 2004 NON-EMPLOYEE DIRECTOR EQUITY PLAN

Number of Shares
of Common
Stock Underlying
Name and Position	Value ($)		Outstanding Options
Named Executive Officers (not eligible under Plan)	n/a		n/a
Executive Group (not eligible under Plan)	n/a		n/a
Non-Executive Director Group	n/a	(1)	100,000 (2)
Non-Executive Officer Employee Group (not eligible under Plan)	n/a		n/a

(1) Not applicable since value of benefits or amounts is indeterminate.

(2) Assumes a grant of options to acquire 10,000 shares of Common Stock to each of the ten eligible Non-Executive Directors.

Tax Aspects of Plan

The stock options granted under the Plan will be nonstatutory stock options not intended to qualify under Internal Revenue Code section 422. There are no tax consequences to the Corporation or the Director when the stock options are granted. A Director who exercises a nonstatutory stock option with cash will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price paid and the fair market value of the Common Stock purchased on the exercise date. The Corporation will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurs. The Director’s basis in the purchased shares will be the fair market value of the Common Stock on the date income is realized. When the Director disposes of the shares, the Director will recognize capital gain or loss, either long-term or short-term, depending on how long the shares are held before disposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 2004 NON-EMPLOYEE DIRECTOR EQUITY PLAN. APPROVAL OF THE PLAN REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH A QUORUM PRESENT.

PROPOSAL NO. 3
STOCKHOLDER PROPOSAL CONCERNING
GRI SUSTAINABILITY REPORT

     The Corporation has received a stockholder proposal from the Calvert Asset Management Company, Inc., who is the investment advisor for the Calvert Family of Funds which includes The Calvert Social Index Fund (collectively, the “Calvert Funds”), 4550 Montgomery Avenue, Bethesda, Maryland 20814. The Calvert Funds have requested that the Corporation include the following proposal in its Proxy Statement for the 2004 Annual Meeting of Stockholders, and if properly presented this proposal will be voted on at the Annual Meeting. The Calvert Funds beneficially own approximately 1,600 shares of the Corporation’s Common Stock. The stockholder proposal is quoted verbatim in italics below.

     Management of the Corporation disagrees strongly with the adoption of the resolution proposed below and asks stockholders to read and carefully consider management’s response, which follows the stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE
STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 3.

     Vote required

     Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares of the Corporation’s Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting.

     Proponents’ proposal

“CALVERT ASSET MANAGEMENT’S RESOLUTION TO DISCLOSE THE
COMPANY’S SOCIAL, ENVIRONMENTAL, AND ECONOMIC PERFORMANCE”

     WHEREAS:

     The Ryland Group, Inc. has homebuilding operations that significantly affect a variety of stakeholders, including employees, shareholders, and local community members. The company does not currently comprehensively disclose its social and environmental performance, however, and stakeholders do not have access to information on these vital issues.

     There are significant long-term financial benefits to corporations that have high levels of transparency. For example, a recent study (Sibson Consulting and Spencer Stuart) found that companies with higher levels of disclosure on their governance practices have higher returns than less transparent companies. Likewise, an October 2002 study (Standard & Poors) concludes that markets pay a premium for companies that have higher levels of information disclosure. Social investors, the fastest growing class of investors, additionally find that social and environmental disclosure is material to overall financial value. Moreover, companies that do not disclose face the risk of being sued by their shareholders or fined by facing increased risks of penalties from regulatory bodies, for nondisclosure.

     Increased disclosure is becoming the corporate norm among larger corporations, and a growing population of institutional investors believes that increased disclosure is best captured in a sustainability report formatted in accordance with Global Reporting Initiative (GRI) guidelines. To date, 318 companies in 26 countries have used the Guidelines in shaping their sustainability reports.

     GRI (www.globalreporting.org) is an international standard-setting organization with representatives from business, environmental, human-rights and labor communities. The GRI Sustainability Reporting Guidelines, created by the GRI, provide companies with (1) a set of reporting principles essential to producing a balanced and reasonable report and (2) guidance for report content, including performance against core indicators in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility).

     The Guidelines provide a flexible system for sustainability reporting that permits a company to use an “incremental approach” where a company may omit some content requested by the Guidelines but “base their reports on the GRI framework and incrementally improve report content coverage, transparency, and structure over time.”

     GRI reports can directly benefit a company by saving time and money in responding to dozens of questionnaires from social institutions and investors, in addition to improving reputation, raising staff morale, and enhancing stakeholder relations. An analysis carried out by the Sustainable Development Reporting project revealed that the content of GRI guidelines covers more than 80% of the issues mentioned in the various questionnaires of the sustainability rating agencies.

     BE IT RESOLVED, we request that The Ryland Group, Inc. prepare a GRI-based sustainability report at a reasonable cost, which may exclude confidential information. This report shall be made available to shareholders and employees, 6 months prior to the company’s 2005 annual general meeting of shareholders.”

     Management’s statement in opposition to the proposal

     While sharing the concerns of the proponent and agreeing that the social, environmental and economic effects of our operations are a priority for the Corporation, management opposes the proposed resolution and recommends a vote AGAINST the proposal. The benefits of producing the proposed report and re-structuring the Corporation’s operations in the manner proposed by CRT’s guidelines are greatly outweighed by the burden of such a structural reorganization considering the fact that, as discussed below, the Corporation currently addresses many of the concerns in its day-to-day affairs.

     Management believes that it has been proactive in its efforts to comply with the rapidly evolving corporate governance environment. The Corporation has maintained constant vigilance concerning best practices in the corporate governance arena based on the Sarbanes-Oxley Act of 2002 and the rules of the NYSE as they have been proposed, debated and adopted. The Corporation enacted many of the procedural safeguards proposed by the NYSE well ahead of their adoption dates including adopting a code of business ethics, corporate governance guidelines and written committee charters. The Corporation’s code of business ethics and written committee charters are publicly available on its Website as mentioned previously in this Proxy Statement. The high value that the Corporation places on transparency and disclosure in conducting its affairs is further highlighted by the number of analyst conferences management attends throughout the year. Based on its record, the Corporation meets or exceeds the standards of information disclosure applicable to it, and, therefore, management believes that the proposed report would, at great expense, add little value to the Corporation’s current practices and disclosure.

     In addition, management believes that the Corporation currently addresses many of the social, environmental and economic issues raised by the stockholder proposal as set forth below:

•	Community relations. While the Corporation has national scope, it also is a local company and an integral part of the communities it helps to build. The Corporation’s regional and divisional management teams offer an average of 20 year’s experience in their local markets. The Corporation adds to that local commitment by using customer-driven design and local home building teams in every market it serves. The Corporation’s in-depth understanding of the special nuances and preferences of each community guides it in selecting locations and amenities, developing versatile designs, and providing superior customer service.

•	Workplace safety. The Corporation places a premium on its record for maintaining the safety of its workplaces. The Corporation has a dedicated employee, its Director of Safety, whose position is solely dedicated to workplace safety. He has been personally recognized by the Occupational Health and Safety Administration (“OSHA”) for his efforts in his area of expertise. The Director of Safety’s responsibilities include regular reviews of job sites nationally as well as regular training in the area of workplace safety for employees and subcontractors. Additionally, the Corporation is regularly subjected to field audits by OSHA, and has an exemplary workplace safety record with the Agency.

•	Smart growth. As mentioned above, the Corporation is a member of the local communities which it helps to build. From this perspective, the Corporation is in an ideal position to, and does, evaluate the short-term and long-term effects of its operations on its local communities. In addition, the Corporation is subject to various local, state and federal laws, ordinances, rules and regulations concerning zoning, building design and construction and similar matters. The Corporation strives to understand and abide by its obligations under all applicable types of regulation.

•	Environmental concerns. The Corporation is also subject to a variety of local, state and federal laws, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given homebuilding site vary greatly according to the site’s location, environmental conditions and present and former uses of the site and adjoining properties. As a matter of practice, the Corporation undertakes a comprehensive review of the environmental concerns affecting each of its construction projects and meets or exceeds all of its obligations under the environmental protection standards applicable to each project.

     The Corporation has expended great effort in each of the areas described above, and its efforts in each of these areas are guided by its mission to be America’s Home Builder. The Corporation will continue to evaluate and implement initiatives aimed at community relations, workplace safety, smart growth and environmental concerns. The Corporation believes the report requested by the proponent is unnecessary and unduly burdensome, particularly given that the Corporation is already adequately addressing the issues addressed by the report.

     FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon the Corporation’s review of Forms 3, 4 and 5 as well as any amendments submitted to the Corporation during 2003 for any person subject to Section 16 of the Securities Exchange Act of 1934 (The Exchange Act), Mr. Kipling Scott failed to file on a timely basis during 2003 one report on Form 4 required by Section 16(a) of The Exchange Act for one transaction.

STOCKHOLDERS’ PROPOSALS AND COMMUNICATIONS WITH DIRECTORS

     Proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders of the Corporation must be received by the Corporation on or before December 15, 2004, and must comply with the applicable rules of the Securities and Exchange Commission in order to be included in the Corporation’s Proxy Statement and proxy relating to the 2005 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act. In addition, in order for a stockholder proposal or Director nomination outside of Rule 14a-8 of the Exchange Act to come before the Annual Meeting of Stockholders, proposals and nominations must be made in accordance with the Bylaws of the Corporation, which require appropriate notice to the Corporation of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by the Corporation, then the Corporation must receive the notice of nomination or the proposal not later than the close of business on the 10th day following the date the Corporation first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2005 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April in 2005, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with the Corporation’s Bylaws.

     Stockholders may send correspondence to the Board of Directors or to any individual Director at the following address: The Ryland Group, Inc. c/o General Counsel and Secretary, 24025 Park Sorrento, Suite 400, Calabasas, California 91302. The communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee, the General Counsel and Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The General Counsel and Secretary will review and log all other communications and subsequently deliver it to the specified Directors.

OTHER MATTERS

     If any other business should come before the meeting, the proxy holders will vote according to their discretion.

APPENDIX A

THE RYLAND GROUP, INC.
AUDIT COMMITTEE CHARTER

     The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of The Ryland Group, Inc. (the “Company”) has the oversight responsibility, authority and duties described in this Charter.

Purpose

     The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and other financial information provided by the Company to its stockholders, (2) the Company’s compliance with legal and regulatory requirements, (3) the Company’s retention of its independent auditors, including oversight of the terms of their engagement and their performance, qualifications and independence and (4) the performance of the Company’s internal audit function, internal controls and disclosure controls. The Committee shall prepare the report of the Committee included in the Company’s annual Proxy Statement as required by the Securities and Exchange Commission (the “SEC”). In addition, the Committee provides an avenue for communication among the internal auditors, the independent auditors, financial management and the Board. The Committee’s responsibility is one of oversight, recognizing that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. The independent auditors report directly to the Committee and are ultimately accountable to the Committee and the Board for such auditors’ audit of the financial statements of the Company.

Composition

     The Committee shall be appointed annually by the Board on the recommendation of the Nominating and Governance Committee and shall be composed of at least three directors, each of whom shall meet the independence and financial literacy requirements of the New York Stock Exchange (“NYSE”) and the SEC. In addition, at least one member of the Committee will possess accounting or financial management expertise as defined by the NYSE, the SEC and applicable law. The Board shall designate one member as Chair of the Committee. The Committee may, at its discretion in accordance with applicable law or regulation, delegate to one or more of its members the authority to act on behalf of the Committee.

Meetings

     The Committee shall hold meetings as deemed necessary or desirable by the Chair of the Committee. In addition to such meetings of the Committee as may be required to perform the functions described under “Duties and Powers” below, the Committee shall meet at least annually with the Company’s chief financial officer, the internal auditors and the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed. The Committee may, at its discretion, meet in executive session with or without the presence of the independent auditors, the internal auditors or corporate officers.

Duties and Powers

     The following shall be the principal recurring functions of the Committee in carrying out its oversight responsibilities. The functions are set forth as a guide with the understanding that the Committee may modify or supplement them as appropriate. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

     Independent Auditors

     1. Appoint, approve audit fees for and oversee the Company’s independent auditors. Review the performance and audit fee arrangements of the independent auditors at least annually.

     2. Review and provide approval of the engagement of the Company’s independent auditors to perform non-audit services. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of this review and approval.

     3. Ensure that the independent auditors prepare and deliver at least annually a formal written statement delineating all relationships between the independent auditors and the Company addressing at least the matters set forth in Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

     4. Discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommend that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

     5. Obtain and review at least annually a report by the independent auditors describing: (a) the auditing firm’s internal quality-control procedures, (b) any issues material to the Company’s audit raised (i) by the most recent internal quality-control review or peer review of the auditing firm or (ii) by any inquiry or investigation by governmental or professional authorities within the preceding five years and (c) any steps taken to deal with any such issues.

     6. Obtain from the independent auditors assurance that their audit of the Company’s financial statements was conducted in accordance with auditing standards generally accepted in the United States.

     7. Confirm that the Company’s independent auditors have complied with any applicable rotation requirements for the lead audit partner and any reviewing audit partner with responsibility for the Company’s audit.

     8. To the extent required by the rules of the SEC, obtain and review at least annually an attestation to and a report from the Company’s independent auditors regarding management’s assessment of the effectiveness of the Company’s internal controls and procedures for financial reporting to be included in the Company’s Annual Report on Form 10-K.

     9. Obtain and review from the independent auditors a timely report discussing (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the internal auditors and the independent auditors; (c) other material written communications between the internal auditors, the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences; and (d) any illegal acts that have been detected or have otherwise come to the attention of the internal auditors or the independent auditors in the course of their audit.

     10. Monitor compliance with regulatory requirements and set clear policies applicable to the hiring of employees and former employees of the independent auditors.

     Internal Auditors

     11. Consult with management before the appointment or replacement of the Vice President, Internal Audit.

     12. Review with the Vice President, Internal Audit the significant reports to management prepared by the internal auditors and management’s responses thereto, and also such other reports or matters as the Committee or the Vice President, Internal Audit deems necessary or desirable.

     Financial Statements, Controls and Reports

     13. Obtain, review and approve, if applicable, a timely analysis from management relating to any significant proposed or contemplated changes to the Company’s accounting principles, policies, estimates, internal controls, disclosure controls, procedures, practices and auditing plans (including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof).

     14. Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

     15. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees.

     16. Periodically discuss with the internal auditors and the independent auditors, without management being present, (a) their judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (b) the completeness and accuracy of the Company’s financial statements.

     17. Review and discuss generally with management and the independent auditors the Company’s earnings press releases, including the annual or quarterly consolidated financial statements included in such releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of this review.

     18. Review the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in advance of such filings. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of the review of any Quarterly Reports on Form 10-Q.

     19. Meet separately, periodically with management, the Vice President, Internal Audit, and the independent auditors to:

•	review the respective annual audit plans of the internal auditors and the independent auditors, including the adequacy of staffing and compensation;

•	discuss any significant matters arising from any audit or report or communication relating to the consolidated financial statements, including any material audit problems, disagreements or difficulties and responses by management;

•	understand the significant judgments made and alternatives considered in the Company’s financial reporting, including the appropriateness of the alternatives ultimately chosen; and

•	discuss policies with respect to significant risks and exposures, if any, and the steps taken to assess, monitor and manage such risks.

     20. Review with the Company’s internal and external counsel any legal matters that could have a significant impact on the Company’s financial statements.

     Reporting and Recommendations

     21. Determine, based on the reviews and discussions noted above, whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report to Stockholders and on Form 10-K for filing with the SEC.

     22. Prepare any report, including any recommendation of the Committee, required to be included in the Company’s annual Proxy Statement.

     23. Maintain minutes or other records of meetings and activities of the Committee.

     24. Report the Committee’s activities to the Board on a regular basis and make such recommendations with respect to the above as the Committee or the Board may deem necessary or appropriate.

     Other Responsibilities

     25. Establish and maintain procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     26. Review (a) any change in or waiver to the Company’s code of ethics for its principal executive and senior financial officers and (b) any disclosure made on Form 8-K regarding such change or waiver.

     27. Review and provide prior approval of all transactions or arrangements required to be disclosed pursuant to SEC Regulation S-K, Item 404, between the Company and any of its directors, officers, principal stockholders or any of their respective affiliates, associates or related parties.

     28. Take such other actions as the Committee or the Board may deem necessary or appropriate.

     29. Review the Committee’s performance of the foregoing duties on an annual basis.

     Resources and Authority

     The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage independent auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants, in each case as the Committee determines necessary to carry out its activities.

     Annual Review

     The Committee shall review, on at least an annual basis, this Charter and the scope of the responsibilities of this Committee. Any proposed changes, where indicated, shall be referred to the Board for appropriate action.

     Operating Procedures

     Formal actions to be taken by the Committee shall be by unanimous written consent or by a majority of the persons present (in person or by conference telephone) at a meeting at which a quorum is present. A quorum shall consist of at least 50% of the members of the Committee.

EXHIBIT A

THE RYLAND GROUP, INC.
2004 NON-EMPLOYEE DIRECTOR EQUITY PLAN

     Section 1. PURPOSE

     The purpose of The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan (the “Plan”) is to advance the interests of the Corporation and its stockholders by encouraging increased Common Stock ownership by members of the Board of Directors.

     Section 2. DEFINITIONS

     “Board” means the Board of Directors of the Corporation.

     “Committee” means the Compensation Committee of the Board or such other committee of the Board that is designated by the Compensation Committee or the Board from time to time to administer the Plan.

     “Common Stock” means the Common Stock, $1.00 par value, of the Corporation.

     “Corporation” means The Ryland Group, Inc.

     “Director” means a member of the Board.

     “Employee” means any officer or employee of the Corporation or of its subsidiaries.

     “Market Price” means the last reported sale price of the Common Stock on the New York Stock Exchange; or, if the Common Stock is not listed on the New York Stock Exchange, the closing price on such other exchange on which the Common Stock is traded; or, if quoted on the Nasdaq National Market System or other over-the-counter market, the last reported sales price on the Nasdaq National Market System or other over-the-counter market; or, if the Common Stock is not publicly traded, such price as shall be determined by the Committee to be the fair market value.

     “Non-Employee Director” or “Participant” means a member of the Board who is not at the time also an Employee.

     “Stock Options” mean stock options granted under the Plan which are nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

     Section 3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN

     (a) Subject to adjustment as provided in Section 3(b) below, the maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be equal to the sum of: (i) 500,000 shares, plus (ii) any shares of Common Stock available for future awards under the 2000 Non-Employee Director Equity Plan as of the date on which the Plan is approved by the stockholders of the Corporation. The Common Stock issued under the Plan will come from authorized but unissued shares of Common Stock, and the Corporation will set aside and reserve for issuance under the Plan said number of shares.

     (b) In the event of any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price below Market Price or similar change affecting the Common Stock, appropriate adjustment shall be made in the maximum number and kind of shares subject to the Plan, outstanding Stock Options and subsequent grants of Stock Options and in the exercise price of outstanding Stock Options.

     Section 4. ADMINISTRATION OF THE PLAN

     Stock Option grants under the Plan are automatic as provided in Section 6. The Plan is administered by the Committee. The Committee shall have the powers vested in it by the terms of the Plan. The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend rules and regulations for the administration of the Plan. Notwithstanding the foregoing, the Committee shall have no discretion with respect to the eligibility or selection of Participants, and the amount, timing or exercise price of Stock Options. Any decisions of the Committee on the administration of the Plan shall be final and conclusive.

     Section 5. PARTICIPATION IN THE PLAN

     All Non-Employee Directors shall participate in the Plan.

     Section 6. DETERMINATION OF STOCK OPTIONS

     Each Stock Option granted under the Plan shall be evidenced by a written instrument in such form as the Committee may approve and shall be subject to the following terms and conditions:

     (a) On December 31, 2004, and on each December 31 thereafter during the term of the Plan, each Non-Employee Director first elected to the Board during the calendar year that includes such date shall receive an option to purchase 20,000 shares of Common Stock and each other Non-Employee Director on such date shall receive an option to purchase 10,000 shares of Common Stock.

     (b) The purchase price for the Common Stock subject to Stock Options shall be the Market Price of the Common Stock on the date of grant or if the Common Stock does not trade on the date of grant, then the Market Price is determined on the first prior date on which trading of the Common Stock does occur.

     (c) Stock Options shall fully vest and become exercisable six months from the date of grant. Vested Stock Options shall be exercisable at any time prior to the expiration of 10 years from the date of grant, subject to Section 6(d) of the Plan.

     (d) In the event service on the Board by a Participant terminates for any reason, all of the Participant’s Stock Options shall fully vest and become immediately exercisable and will expire three years after the date of termination regardless of their stated expiration dates. The rights of a Participant in a Stock Option may be exercised by the Participant’s guardian or legal representative in the case of disability and by the Participant’s estate or a beneficiary designated by the Participant in the case of death.

     (e) The purchase price for the Common Stock subject to a Stock Option may be paid (i) in cash or by check, (ii) in shares of Common Stock of the Corporation including shares issued upon exercise of the Stock Option, (iii) by a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System, or (iv) by any combination of the foregoing methods. The value of shares of Common Stock delivered in payment of the purchase price shall be their Market Price as of the date of exercise.

     Section 7. STOCKHOLDER RIGHTS

     Non-Employee Directors shall not be deemed for any purpose to be or have rights as stockholders of the Corporation with respect to any shares of Common Stock except as and when such shares are issued and then only from the date of the certificate thereof. No adjustment shall be made for dividends, distributions or other rights for which the record date precedes the date of such stock certificate.

     Section 8. CONTINUATION OF DIRECTOR OR OTHER STATUS

     Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Corporation will retain a Non-Employee Director as a Director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Participant any legal or other right to continue as a Director or in any other capacity, or as limiting, interfering with or otherwise affecting the provisions of the Corporation’s Charter, Bylaws or the Maryland General Corporation Law relating to the removal of Directors.

     Section 9. COMPLIANCE WITH GOVERNMENT REGULATIONS

     Neither the Plan nor the Corporation shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules, and regulations, by any regulatory agencies, or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock and delivery of certificates evidencing such shares pursuant to the Plan, the Committee may require a Participant to take any such action and to make any such covenants, agreements and representations as the Committee, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Corporation shall in no event be obligated to register the shares of Common Stock issued or issuable under the Plan pursuant to the Securities Act of 1933, as now or hereafter amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Participants are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933 (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

     Section 10. TRANSFERABILITY OF RIGHTS

     Except as otherwise determined by the Committee, no Participant shall have the right to assign any Stock Option or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Stock Option or any such right or interest, other than by will or the laws of descent and distribution. Unless otherwise determined by the Committee in accord with the provisions of the immediately preceding sentence, Stock Options shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

     Section 11. EFFECTIVE DATE OF PLAN

     The Plan is effective as of the date on which the Plan is approved by the stockholders of the Corporation. Prior to such approval, Awards may be made under the Plan expressly subject to such approval but any such Awards shall be void and ineffective if the Plan is not approved by the stockholders.

     Section 12. APPLICABILITY TO OTHER PLANS

     After and subject to stockholder approval of this Plan, no further awards shall be granted under the Corporation’s 2000 Non-Employee Director Equity Plan. Outstanding awards under the 2000 Non-Employee Director Equity Plan shall remain in effect pursuant to the terms of the agreements governing such awards and shall continue to be governed by the 2000 Non-Employee Director Equity Plan to the extent applicable.

     Section 13. AMENDMENT AND TERMINATION OF THE PLAN

     The Committee may amend, suspend or terminate the Plan or any portion thereof at any time as it determines appropriate, without further action by the Corporation’s stockholders except to the extent required by applicable law or by any stock exchanges upon which the Common Stock may be listed. If not sooner terminated by the Committee, the Plan shall terminate on January 1, 2014. Termination of the Plan will not affect the rights and obligations arising under Stock Options theretofore granted and then in effect.

     Section 14. GOVERNING LAW

     The validity, construction and effect of the Plan, of written instruments entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Committee relating to the Plan or such written instruments, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

DETACH HERE

PROXY

THE RYLAND GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors R
Annual Meeting of Stockholders — April 21, 2004

The undersigned stockholder of The Ryland Group, Inc. (the “Corporation”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 2004, and constitutes and appoints R. CHAD DREIER, Chairman, President and Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on Wednesday, April 21, 2004 at 9:00 a.m., Local Time, and at any adjournments thereof.

If applicable, this card also provides voting instructions for any shares of the Corporation’s Common Stock held on the undersigned’s behalf in The Ryland Group, Inc. Retirement Savings Opportunity Plan and instructs Vanguard Fiduciary Trust Company, the trustee, to vote all shares which the undersigned is entitled to vote.

(Continued and signed on reverse side)

The Ryland Group, Inc

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8904
EDISON, NJ 08818-8904

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as indicated in this example.

This proxy, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, this proxy will be voted FOR the nominees listed below, FOR the approval of The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan, AGAINST the proposal from Calvert Asset Management Company (a stockholder) regarding the preparation of a GRI-based sustainability report, and in the discretion of the proxies upon other business properly brought before the meeting.

The Ryland Group

								FOR	AGAINST	ABSTAIN
1.	Election of Directors. (Please see reverse)	FOR all nominees ☐	WITHHOLD AUTHORITY for all nominees ☐	Nominees:	Mr. Dreier, Mr. Bane, Ms. Frécon, Mr. Hernandez, Mr. Jews, Mr. Mansour, Mr. Mellor, Mr. Metcalfe, Ms. St. Martin, Mr. Varello, Mr. Wilson	2.	Approval of The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan.	☐	☐	☐
						3.	Consideration of a proposal from Calvert Asset Management Company (a stockholder) regarding the preparation of a GRI-based sustainability report.	☐	☐	☐
						4.	In their discretion upon other business as may properly come before the meeting.

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided.	☐	For all nominees except as written above

Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give your full title as such.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.

Signature:	Date:	Signature:	Date: